EXHIBIT 99.1

NEWS FROM
For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER FISCAL 2018 RESULTS
-  Q2 GAAP EPS $0.38 ($0.10 of Cost Reduction Charges) -
 - Q2 Adjusted EPS $0.48 ($0.05 Above Guidance Range) -

ST. LOUIS, May 8, 2018 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the second quarter (Q2 2018) and six months year-to-date (YTD 2018) periods ended March 31, 2018.
The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA (defined as earnings before interest, taxes, depreciation and amortization), Adjusted EBITDA (defined as EBITDA excluding certain defined charges) and Adjusted EPS. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.
Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company's business segments, and therefore, allow shareholders better visibility into the Company's underlying operations. See "Non-GAAP Financial Measures" described below.
Earnings Summary
Q2 2018 GAAP EPS of $0.38 per share included $2.6 million, or $0.10 per share of cost reduction charges incurred in USG and Filtration as described in the Q1 2018 earnings release dated February 6, 2018.
Q2 2018 Adjusted EPS, excluding the $0.10 of charges noted above, was $0.48 per share and exceeded Management's Q2 2018 Adjusted EPS guidance of $0.38 to $0.43 per share, as every segment reported stronger than expected operating earnings.
Q2 2017 GAAP EPS of $0.43 per share included pretax purchase accounting charges of $1.0 million, or $0.02 per share. Excluding these charges, Q2 2017 Adjusted EPS was $0.45 per share.
Adjusted EBITDA was $28 million in Q2 2018, reflecting a 6 percent increase over Q2 2017 Adjusted EBITDA of $26 million.

Operating Highlights
•	Q2 2018 sales increased $14 million (8 percent) to $175 million compared to $161 million in Q2 2017;
•
On a segment basis, Q2 2018 Filtration sales decreased nominally from Q2 2017, but were in line with previous expectations. Commercial aerospace sales increased, industrial/automotive sales decreased at PTI as previously communicated, and Vacco's space sales decreased due to the quarterly timing of large project deliveries. Test sales increased 6 percent driven by its strong backlog, and Technical Packaging sales increased nominally. USG sales increased $14 million, or 43 percent, driven by the recent acquisitions and  were consistent with previous expectations;

•
SG&A expenses increased $6 million in Q2 2018 primarily due to the inclusion of the 2017 acquisitions in the current period, coupled with additional sales, marketing, R&D, and bid and proposal costs incurred to support future revenue growth;

•	Amortization of intangible assets increased $1 million due to the 2017 acquisitions;
•	Entered orders were $187 million in Q2 2018 (book-to-bill of 1.07x) reflecting a $13 million increase in backlog during the Quarter, resulting in an ending backlog of $417 million at March 31, 2018;
•	Filtration orders were $68 million (book-to-bill of 1.03x) comprised of recurring commercial aerospace orders and additional navy products;
•	Test orders were $48 million (book-to-bill of 1.18x) which reflects continued strength in the wireless, government and defense, electric vehicle, and automotive chamber markets;
•	USG orders were $53 million (book-to-bill of 1.12x) which reflects increased orders for new products and solutions across the segment;
•	Technical Packaging orders were $19 million (book-to-bill of 0.88x) due primarily to the timing of orders for ongoing customer projects;
•	The Q2 2018 income tax rate was 26.4 percent compared to Management's expected rate of 26 percent, and compared to the Q2 2017 income tax rate of 33.7 percent; and,
•
YTD 2018 net cash provided by operating activities was $33 million resulting in $222 million of net debt (outstanding borrowings less cash on hand) at March 31, 2018 and a 2.1x leverage ratio. Management is planning to repatriate a substantial portion of its foreign cash (currently $32 million) to pay down its outstanding debt and for other corporate purposes.

Chairman's Commentary – Q2 2018
Vic Richey, Chairman and Chief Executive Officer, commented, "I am pleased with our results for the first half of the year. We started the year on a positive note as our Q1 operating results came in at the high end of our range, and the momentum continued in Q2 as we beat our Adjusted EPS expectations by $0.05 per share.
"We are also ahead of Plan on cash flow and entered orders and have grown our backlog by $40 million or 11 percent from the start of the year. This provides us with confidence that we will meet our expectations entering the second half of the year with our growth projected to be meaningfully higher than our first half.
"USG's recent acquisitions are on track and the integration has gone quite well. The Q2 cost reduction actions are complete and we should see the benefit of these actions over the balance of the year, which support my enthusiasm for USG's growth and enhanced margins. The consolidation of our sales channels, including our global rep and distributor network, has exceeded my expectations and we are seeing the positive sales impact across the entire segment platform.
 "The clear highlight of Q2 was our earnings as we beat the top of our guidance range with all of our operating segments exceeding plan. This achievement was closely followed by the continued strength of our order activity and backlog.
"Our strong YTD 2018 cash flow and our second half cash expectations allow us to pay down debt while continuing our M&A activities without creating an unfavorable leverage situation. We will continue to balance our M&A actions with our debt levels and leverage ratios as we are committed to maintaining a prudent balance sheet.
"Our market positions and continued growth opportunities across the Company provide me with a favorable view of the future with our goal remaining unchanged – to increase long-term shareholder value."
Dividend Payment
The next quarterly cash dividend of $0.08 per share will be paid on July 19, 2018 to stockholders of record on July 5, 2018.
Business Outlook – 2018
With the significant level of M&A activity completed over the past 18 months, coupled with the positive earnings and cash flow impact of U.S. Tax Reform, Management will continue to emphasize Adjusted EBITDA as a supplement to net income, and Adjusted EPS as a supplement to GAAP EPS, as it believes these are relevant metrics to be considered for measuring ongoing operating performance as well as the Company's enterprise valuation.
Management continues to see meaningful sales and Adjusted EBITDA growth across each of the Company's business segments and anticipates strong growth over the remainder of 2018.
Management's current expectations for 2018 remain consistent with the details outlined in the Business Outlook presented in the Company's February 6, 2018 release.
To summarize, Management projects 2018 GAAP EPS in the range of $3.55 to $3.65 per share, and Adjusted EPS in the range of $2.65 to $2.75 per share, adjusting for the Q1 2018 incremental net tax benefits resulting from U.S. Tax Reform and the Q2 2018 cost reduction charges described above.
Management continues to expect the balance of 2018's revenues, operating results and EPS to be significantly higher than the reported first half results noted above.
Management expects Q3 2018 GAAP and Adjusted EPS to be in the range of $0.68 to $0.73 per share.

Chairman's Commentary – 2018
Mr. Richey continued, "Given the contributions from our acquisitions, coupled with anticipated organic growth from "legacy" operations, and supplemented by the favorable earnings and cash flow impact from U.S. Tax Reform, I continue to believe that 2018 will reflect solid sales, EBIT, EBITDA and EPS growth and position us well to meet or exceed our shareholder value-creation goals.
"Our management teams' focus on profitable growth, cash flow, and ROIC will remain steadfast as we believe these are the key drivers of continued and sustainable share price appreciation."
Conference Call
The Company will host a conference call today, May 8, at 4:00 p.m. Central Time, to discuss the Company's Q2 2018 results. A live audio webcast will be available on the Company's website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's website noted above or by phone (dial 1-855-859-2056 and enter the pass code 6564437).
Forward-Looking Statements
Statements in this press release regarding the Company's expected quarterly, 2018 full year and beyond results, revenue and sales growth, EPS, Adjusted EPS, EPS growth, cash, EBIT, EBITDA, Adjusted EBITDA, gross profit, interest expense, non-cash depreciation and amortization of intangibles, corporate costs, income tax expense, effective tax rates, cash generation, repatriation of foreign cash and the uses of such cash, the impacts of U.S. Tax Reform, margin expansion and savings resulting from cost reduction actions, the Company's ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the size, number and timing of future sales and growth opportunities, the long-term success of the Company, and any other statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws.
Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to those described in Item 1A, "Risk Factors", of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and the following: the success of the Company's competitors; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; material changes in the costs and availability of certain raw materials; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company's operations and those of the Company's customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; legal and foreign tax requirements impacting the repatriation of cash in foreign locations; changes in interest rates; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the success and integration of recently acquired businesses.
Non-GAAP Financial Measures
The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines "EBIT" as earnings before interest and taxes, "EBITDA" as earnings before interest, taxes, depreciation and amortization, "Adjusted EBITDA" as EBITDA excluding certain defined charges, and "Adjusted EPS" as GAAP earnings per share (EPS) excluding the cost reduction charges described above which were $0.10 per share for Q2 2018.
EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company's business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.
ESCO, headquartered in St. Louis: Manufactures highly-engineered filtration and fluid control products for the aviation, space and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries; and, produces custom thermoformed packaging, pulp-based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com.

-tables attached-

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2018		Three Months Ended March 31, 2017

Net Sales	$174,778		161,178
Cost and Expenses:
Cost of sales	112,370		105,379
Selling, general and administrative expenses	40,749		34,889
Amortization of intangible assets	4,564		3,814
Interest expense	2,036		855
Other (income) expenses, net	1,475		(578)
Total costs and expenses	161,194		144,359

Earnings before income taxes	13,584		16,819
Income taxes	3,590		5,662

Net earnings	$9,994		11,157

Diluted EPS - GAAP	$0.38		0.43

Diluted EPS - As Adjusted	$0.48	(1)	0.45	(2)

Diluted average common shares O/S:	25,988		25,911

(1)	Excludes $2.7 million, net of tax, impact of restructuring charges incurred at Doble & PTI during the second quarter of 2018.

(2)	Excludes $0.6 million, net of tax, impact of the Mayday inventory step-up charge during the second quarter of 2017.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2018		Six Months Ended March 31, 2017

Net Sales	$348,273		307,546
Cost and Expenses:
Cost of sales	224,106		198,293
Selling, general and administrative expenses	82,903		68,651
Amortization of intangible assets	9,010		7,463
Interest expense	4,221		1,539
Other (income) expenses, net	1,648		(1,344)
Total costs and expenses	321,888		274,602

Earnings before income taxes	26,385		32,944
Income taxes	(18,280)		11,060

Net earnings	$44,665		21,884

Diluted EPS - GAAP	$1.72		0.84

Diluted EPS - As Adjusted	$0.82	(1)	0.89	(2)

Diluted average common shares O/S:	26,034		25,945

(1)	Excludes $2.7 million, net of tax, impact of restructuring charges incurred at Doble & PTI during the first six months of 2018 and the $25 million tax benefit recorded related to U.S. Tax Reform

(2)	Excludes $1.3 million, net of tax, impact of Mayday inventory step-up charges during the first six months of 2017.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		As Adjusted
	Q2 2018	Q2 2017	Q2 2018	Q2 2017
Net Sales
Filtration	$65,775	68,906	65,775	68,906
Test	40,805	38,367	40,805	38,367
USG	46,699	32,671	46,699	32,671
Technical Packaging	21,499	21,234	21,499	21,234
Totals	$174,778	161,178	174,778	161,178

EBIT
Filtration	$11,118	11,625	11,566	12,593
Test	5,300	3,766	5,300	3,766
USG	5,626	7,434	7,543	7,434
Technical Packaging	1,885	2,196	1,885	2,196
Corporate	(8,309)	(7,347)	(8,086)	(7,347)
Consolidated EBIT	15,620	17,674	18,208	18,642
Less: Interest expense	(2,036)	(855)	(2,036)	(855)
Less: Income tax expense	(3,590)	(5,662)	(3,524)	(6,001)
Net earnings	$9,994	11,157	12,648	11,786

Note 1: Adjusted net earnings were $12.6 million in Q2 '18 which excluded $2.7 million (or $0.10 per share), net of tax, impact of the restructuring charges incurred at Doble and PTI during the second quarter of 2018.

Note 2: Adjusted net earnings were $11.8 million in Q2 '17 which excluded $0.6 million (or $0.02 per share), net of tax, impact of the Mayday inventory step-up charge during the second quarter of 2017.

EBITDA Reconciliation to Net earnings:

			Adjusted	Adjusted
	Q2 2018	Q2 2017	Q2 2018	Q2 2017
Consolidated EBITDA	$25,192	25,274	27,780	26,242
Less: Depr & Amort	(9,572)	(7,600)	(9,572)	(7,600)
Consolidated EBIT	15,620	17,674	18,208	18,642
Less: Interest expense	(2,036)	(855)	(2,036)	(855)
Less: Income tax expense	(3,590)	(5,662)	(3,524)	(6,001)
Net earnings	$9,994	11,157	12,648	11,786

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q2 2018	YTD Q2 2017	YTD Q2 2018	YTD Q2 2017
Net Sales
Filtration	$125,810	127,690	125,810	127,690
Test	78,334	72,194	78,334	72,194
USG	102,453	68,228	102,453	68,228
Technical Packaging	41,676	39,434	41,676	39,434
Totals	$348,273	307,546	348,273	307,546

EBIT
Filtration	$20,764	22,351	21,212	24,287
Test	7,895	6,191	7,895	6,191
USG	16,277	17,108	18,194	17,108
Technical Packaging	2,850	3,227	2,850	3,227
Corporate	(17,180)	(14,394)	(16,957)	(14,394)
Consolidated EBIT	30,606	34,483	33,194	36,419
Less: Interest expense	(4,221)	(1,539)	(4,221)	(1,539)
Plus (Less): Income tax	18,280	(11,060)	(6,705)	(11,738)
Net earnings	$44,665	21,884	22,268	23,142

Note 1: Adjusted net earnings were $22.3 million in YTD Q2 '18 which excluded $2.7 million (or $0.10 per share), net of tax, impact of the restructuring charges incurred at Doble and PTI during the first six months of 2018, and the $25 million (or $1.00 per share) tax benefit recorded related to U.S. Tax Reform.

Note 2: Adjusted net earnings were $23.1 million in YTD Q2 '17 which excluded $1.3 million (or $0.05 per share), net of tax, impact of the Mayday inventory step-up charges during the first six months of 2017.

EBITDA Reconciliation to Net earnings:

			Adjusted	Adjusted
	YTD Q2 2018	YTD Q2 2017	YTD Q2 2018	YTD Q2 2017
Consolidated EBITDA	$49,404	49,171	51,992	51,107
Less: Depr & Amort	(18,798)	(14,688)	(18,798)	(14,688)
Consolidated EBIT	30,606	34,483	33,194	36,419
Less: Interest expense	(4,221)	(1,539)	(4,221)	(1,539)
Plus (Less): Income tax	18,280	(11,060)	(6,705)	(11,738)
Net earnings	$44,665	21,884	22,268	23,142

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2018	September 30, 2017

Assets
Cash and cash equivalents	$42,905	45,516
Accounts receivable, net	153,125	160,580
Costs and estimated earnings on
long-term contracts	40,285	47,286
Inventories	137,029	124,515
Other current assets	18,336	14,895
Total current assets	391,680	392,792
Property, plant and equipment, net	135,032	132,748
Intangible assets, net	349,631	351,134
Goodwill	382,141	377,879
Other assets	6,865	5,891
	$1,265,349	1,260,444

Liabilities and Shareholders' Equity
Short-term borrowings and current	$20,000	20,000
maturities of long-term debt
Accounts payable	50,365	54,789
Current portion of deferred revenue	32,002	28,583
Other current liabilities	83,463	91,597
Total current liabilities	185,830	194,969
Deferred tax liabilities	59,845	86,378
Other liabilities	55,138	52,179
Long-term debt	245,000	255,000
Shareholders' equity	719,536	671,918
	$1,265,349	1,260,444

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Six Months Ended March 31, 2018
Cash flows from operating activities:
Net earnings	$44,665
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	18,798
Stock compensation expense	2,648
Changes in assets and liabilities	(9,336)
Effect of deferred taxes	(26,533)
Change in deferred revenue and costs, net	3,766
Pension contributions	(537)
Net cash provided by operating activities	33,471

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(11,369)
Capital expenditures	(10,095)
Additions to capitalized software	(4,608)
Net cash used by investing activities	(26,072)

Cash flows from financing activities:
Proceeds from long-term debt	36,000
Principal payments on long-term debt	(46,000)
Dividends paid	(4,134)
Other	560
Net cash used by financing activities	(13,574)

Effect of exchange rate changes on cash and cash equivalents	3,564

Net decrease in cash and cash equivalents	(2,611)
Cash and cash equivalents, beginning of period	45,516
Cash and cash equivalents, end of period	$42,905

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q2 FY 2018	Filtration	Test	USG	Technical Packaging	Total
Beginning Backlog - 1/1/18	$208,480	135,552	37,472	22,643	404,147
Entered Orders	67,836	48,048	52,504	18,918	187,306
Sales	(65,775)	(40,805)	(46,699)	(21,499)	(174,778)
Ending Backlog - 3/31/18	$210,541	142,795	43,277	20,062	416,675

Backlog And Entered Orders - YTD Q2 FY 2018	Filtration	Test	USG	Technical Packaging	Total
Beginning Backlog - 10/1/17	$203,120	114,792	35,581	23,614	377,107
Entered Orders	133,231	106,337	110,149	38,124	387,841
Sales	(125,810)	(78,334)	(102,453)	(41,676)	(348,273)
Ending Backlog - 3/31/18	$210,541	142,795	43,277	20,062	416,675